Exhibit 10.12

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

OSMOTICS CORPORATION

for

Lipids for Epidermal Moisturization and Repair of Barrier Function

UC Case No. 91-261

U.C. AGREEMENT CONTROL NUMBER 2000-03-0672

UC Case No.         91-261

EXCLUSIVE LICENSE AGREEMENT

for

LIPIDS FOR EPIDERMAL MOISTURIZATION
AND REPAIR OF BARRIER FUNCTION

This license agreement (“Agreement”) is made effective this 28 day of June, 2000 (the “Effective Date”), between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”), and Osmotics Corporation, a Colorado corporation, having a principal place of business at 1670 Broadway, Suite 800, Denver, Colorado 80202 (“Licensee”).

BACKGROUND

A.            Certain inventions, generally characterized as “Lipids for Epidermal Moisturization and Repair of Barrier Function” (collectively the “Invention”), were made in the course of research by Drs. Peter M. Elias and Kenneth R. Feingold at the University of California, San Francisco and Dr. Carl R. Thornfeldt at Cellegy Pharmaceuticals, Inc., and are covered by Regents’ Patent Rights, as defined below.

B.            The development of the Invention was sponsored, in part, by the Department of Health and Human Services and, as a consequence, this license is subject to overriding obligations to the United States (“U.S.”) Government under 35 U.S.C §§200-212 and applicable governmental regulations including a non-exclusive paid up license for or on behalf of the U.S. Government throughout the world.

C.            Drs. Elias and Feingold are employees of the Veterans Administration Medical Center and The Regents. In accordance with the policy of the U.S. Department of Veterans Affairs (“VA”), Drs. Elias and Feingold reported the Invention (UC Case No. 1991-261) to the

U.C. AGREEMENT CONTROL NUMBER 2000-03-0672

VA for a determination of rights. The VA has determined that it would not require assignment to the U.S. Government of the entire right, title and interest to the Invention and that the inventors, Drs. Elias and Feingold, were entitled to the entire right, title and interest in the Invention, subject to a non-exclusive, irrevocable, royalty-free license to the U.S. Government with the power to grant a license for all governmental purposes (“Attachment A).

D.            Drs. Elias and Feingold have assigned their entire right, title and interest in the Invention to The Regents.

E.             The Regents has been assigned Dr. Thornfeldt’s interest in the Invention through an Assignment Agreement between The Regents and Cellegy Pharmaceuticals, Inc., executed on March 8, 2000 (UC Control No. 2000-30-0531) (“Attachment B”).

F.             A previous exclusive license agreement for the Invention has been terminated in the Assignment Agreement mentioned above, and The Regents is now free to offer the full right, title and interest in the Invention to Licensee, subject to The Regents’ continuing obligation to the U.S. Federal Government as outlined in Paragraph B of this Background section.

G.            Licensee wishes to obtain rights from The Regents for the exclusive commercial development, use and sale of Licensed Product from the Invention, and The Regents is willing to grant those rights so that the Invention may be developed to its fullest and the benefits enjoyed by the general public.

H.            Licensee is a “small business firm” as defined in 15 U.S.C. § 632.

I.              Both parties recognize and agree that royalties due under this Agreement on Licensed Product and Licensed Method will be paid by Licensee on both pending patent applications and issued patents.

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In view of the foregoing, the parties agree:

1.  DEFINITIONS

1.1  “Affiliate” means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors or in which Licensee is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “Affiliate” includes any company in which Licensee owns or controls, or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2  “Field of Use” means therapeutic and cosmetic applications in mammals, including humans.

1.3  “Licensed Method” means any method that is covered by Regents’ Patent Rights, or the use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement of any pending or issued claim within Regents’ Patent Rights.

1.4  “Licensed Product” means any material that is either covered by Regents’ Patent Rights, that is produced by the Licensed Method or that the use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement of any pending or issued claim within Regents’ Patent Rights.

1.5  “Net Sales” means the total of the gross invoice prices from the Final Sale of Licensed Product to an independent, unaffiliated third party or Licensed Method performed by Licensee, an Affiliate or a sublicensee, less the sum of the following actual and customary deductions where applicable: cash, trade or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); transportation charges, including insurance; and allowances or credits to customers because of rejections or returns. Final Sale means the sale which is the last act of infringement of Regents’ Patent Rights within the control of Licensee, an Affiliate or sublicensee, regardless of whether Licensee, an Affiliate or sublicensee had control over prior infringing acts. For purposes of calculating Net Sales, any distribution or transfer among the Licensee, an Affiliate or sublicensee for end use by the Licensee, an Affiliate or sublicensee (which event is the last act of infringement of Regents’ Patent Rights) will be considered a Final Sale at the price normally charged to independent, unaffiliated third parties.

1.6  “Regents’ Patent Rights” means The Regents’ interest in the following subject matter:

UC Case Number	U.S. Application Number or U.S. Patent Number	Filing or Issue Date
91-261-1	07/901,052 (now abandoned)	June 19, 1992
91-261-2	07/953,603 (now abandoned)	September 29, 1992
91-261-3	5,643,899	July 1, 1997

including reissues, reexaminations and extensions and any corresponding foreign applications or patents.

2.  LIFE OF PATENT EXCLUSIVE GRANT

2.1  Subject to the limitations set forth in this Agreement, The Regents grants to Licensee a world-wide license under Regents’ Patent Rights to make, have made, use, sell, offer to sell and import Licensed Product and to practice Licensed Method to the extent permitted by law.

2.2  Except as otherwise provided in this Agreement, the license granted in Paragraph 2.1 is exclusive for the life of the Agreement.

2.3  The license granted in Paragraphs 2.1 and 2.2 is subject to all the applicable provisions of any license to the U.S. Government executed by The Regents and is subject to the overriding obligations to the U.S. Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations and the license to the U.S. Government executed by Drs. Elias and Feingold (“Attachment C”).

2.4  The license granted in Paragraphs 2.1 and 2.2 is limited to methods and products that are within the Field of Use. For other methods and products, Licensee has no license under this Agreement.

2.5  The Regents reserves the right to use the Invention and associated technology for clinical, educational and research purposes including publication of research results and sharing such research results with other non-profit institutions for their use of similar scope.

3.  SUBLICENSES

3.1  The Regents also grants to Licensee the right to issue sublicenses to third parties to make, have made, use, sell, offer to sell and import Licensed Product and to practice Licensed Method in the Field of Use as long as Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents and the U.S. Government contained in this Agreement.

3.2  Licensee shall promptly provide The Regents with a copy of each sublicense issued; collect and guarantee payment of all payments due The Regents from sublicenses; and summarize and deliver all reports due The Regents from sublicensees.

3.3  Upon termination of this Agreement for any reason, The Regents, at its sole discretion, shall determine whether Licensee shall cancel or assign to The Regents any and all sublicenses.

4.  PAYMENT TERMS

4.1  Paragraphs 1.3, 1.4 and 1.6 define Licensed Method, Licensed Product and Regents’ Patent Rights, so that royalties are payable on products and methods covered by both pending patent applications and issued patents. Royalties will accrue in each country for the duration of Regents’ Patent Rights in that country and are payable to The Regents when Licensed Product is invoiced, or if not invoiced, when delivered to a third party.

4.2  Licensee shall pay to The Regents earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each payment will be for earned royalties accrued within Licensee’s most recently completed calendar quarter.

4.3  All monies due The Regents are payable in U.S. dollars. Licensee is responsible for all bank transfer charges. When Licensed Product is sold for monies other than U.S. dollars, Licensee shall first determine the earned royalty in the currency of the country in which Licensed Product was sold and then convert the amount into equivalent U.S. funds, using the exchange rate quoted in The Wall Street Journal on the last business day of the reporting period.

4.4  Royalties earned on sales occurring in any country outside the U.S. may not be reduced by any taxes, fees or other charges imposed by the government of such country on the payment of royalty income. Notwithstanding the foregoing, all payments made by Licensee in fulfillment of The Regents’ tax liability in any particular country will be credited against earned royalties or fees due The Regents for that country.

4.5  If, at any time, legal restrictions prevent the prompt remittance of royalties by Licensee from any country where a Licensed Product is sold, then Licensee shall convert the amount owed to The Regents into U.S. funds and shall pay The Regents directly from its U.S. source of funds for as long as the legal restrictions apply.

4.6  If any patent or patent claim within Regents’ Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. Licensee will not, however, be relieved from paying any royalties that accrued before the final decision or that are based on another patent or claim not involved in the final decision or that are based on The Regents’ property rights.

4.7  No royalties may be collected or paid on Licensed Product sold to the account of the U.S. Government, or any agency thereof, as provided for in the License to the Government.

4.8  In the event payments, rebillings or fees are not received by The Regents when due, Licensee shall pay to The Regents interest charges at a rate of ten percent (10%) per annum. Interest is calculated from the date payment was due until actually received by The Regents.

5.  LICENSE-ISSUE FEE

Licensee shall pay to The Regents a license-issue fee of fifty thousand dollars ($50,000) within sixty (60) days after the Effective Date. This fee is non-refundable, non-cancelable and is not an advance against royalties.

6.  LICENSE MAINTENANCE FEE

Licensee shall also pay to The Regents a license maintenance fee of twenty-five thousand dollars ($25,000) beginning on the one-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date. The license maintenance fee is not due on any anniversary of the Effective Date if, on that date, Licensee is commercially selling Licensed

Product and paying an earned royalty to The Regents on the sales of that Licensed Product. License maintenance fees are non-refundable and not an advance against earned royalties.

7. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

7.1  Licensee shall also pay to The Regents an earned royalty of five percent (5%) of the Net Sales of Licensed Product or Licensed Method, except as provided for in Paragraph 7.4.

7.2  Licensee shall pay to The Regents a minimum annual royalty of thirty-seven thousand five hundred dollars ($37,500) for the first year of commercial sale and fifty thousand dollars ($50,000) per year thereafter for the life of Regents’ Patent Rights, beginning with the year of the first commercial sale of Licensed Product, but no later than April 30, 2002. For the first year of commercial sale, Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year when commercial sales commence and will be due the following February 28, to allow for crediting of the pro-rated year’s earned royalties. For subsequent years, the minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the earned royalty due for the calendar year in which the minimum payment was made.

7.3  In addition to royalties, Licensee hereby agrees to pay The Regents fifteen percent (15%) of any non-royalty income received by Licensee from the sublicensing of any of Regents’ Patent Rights (“Attributed Income”). Attributed Income shall not include research and development (charged at cost), debt, earned royalties or reimbursement for patent costs or other expenses.

7.4   In the event Licensee enters into a business arrangement with a third party for the development of Licensed Product and the earned royalty paid by the third party to Licensee is five percent (5%) or less, then Licensee shall pay to The Regents an earned royalty of two and one half percent (2.5%). However, in the event that the earned royalty paid by the third party to Licensee is five percent (5%) or greater, then Licensee shall pay to The Regents one-half (50%) of that earned royalty.

8.  DUE DILIGENCE

8.1  Licensee, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Product and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

8.2  Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Product.

8.3  Licensee shall:

8.3.1  market Licensed Product for cosmetic use by April 30, 2001;

8.3.2  reasonably fill the market demand for Licensed Product following commencement of marketing at any time during the exclusive period of this Agreement; and

8.3.3  market a Licensed Product for non-human, mammalian therapeutic use by April 30, 2003; and

8.3.4  market a Licensed Product for human therapeutic use by April 30, 2004.

8.4  If Licensee is unable to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce Licensee’s exclusive license to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Life of Patent Exclusive Grant).

8.5  In addition to the obligations set forth above, Licensee shall spend an aggregate of not less than one hundred thousand dollars ($100,000) for the marketing and development of Licensed Product for cosmetic use during the first two (2) years of this Agreement; however, development costs shall not be less than fifty thousand dollars ($50,000). Marketing and development costs for each subsequent Licensed Product shall not be less than one hundred thousand dollars ($100,000), of which development costs shall not be less than fifty thousand dollars ($50,000).

9.  PROGRESS AND ROYALTY REPORTS

9.1  Beginning February 28, 2001, and semi-annually thereafter, Licensee shall submit to The Regents a written progress report covering Licensee’s (and any Affiliate’s or sublicensee’s) activities related to the development and testing of all Licensed Product and the obtaining of the governmental approvals necessary for marketing. Progress reports are required for each Licensed Product until the first commercial sale of that Licensed Product occurs in the U.S. and shall be again required if commercial sales of such Licensed Product are suspended or discontinued.

9.2  Progress reports submitted under Paragraph 9.1 shall include, but are not limited to, the following topics:

-                       summary of work completed

-                       key scientific discoveries

-                       summary of work in progress

-                       current schedule of anticipated events or milestones

-                       market plans for introduction of Licensed Product and

-                       a summary of resources (dollar value) spent in the reporting period.

9.3  Licensee has a continuing responsibility to keep The Regents informed of the large or small business entity status (as defined by the U.S. Patent and Trademark Office) of itself and its sublicensees and Affiliates.

9.4  Licensee shall report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

9.5  After the first commercial sale of a Licensed Product anywhere in the world, Licensee shall make quarterly royalty reports to The Regents on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report will cover Licensee’s most recently completed calendar quarter and will show:

9.5.1  the gross sales and Net Sales of Licensed Product sold during the most recently completed calendar quarter;

9.5.2  the number of each type of Licensed Product sold;

9.5.3  the royalties, in U.S. dollars, payable with respect to sales of Licensed Product;

9.5.4  the method used to calculate the royalty; and

9.5.5  the exchange rates used.

9.6  If no sales of Licensed Product have been made during any reporting period, then a statement to this effect is required.

10.  BOOKS AND RECORDS

10.1  Licensee shall keep accurate books and records showing all Licensed Product manufactured, used and/or sold under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

10.2  Books and records must be open to inspection by representatives or agents of The Regents at reasonable times. The Regents shall bear the fees and expenses of examination. If an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination, then Licensee shall bear the fees and expenses of that examination.

11.  LIFE OF THE AGREEMENT

11.1  Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date until the date of expiration of the last-to-expire patent licensed under this Agreement; or until the last patent application licensed under this Agreement is abandoned and no patent in Regents’ Patent Rights ever issues.

11.2  Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 10            Books and Records

Article 14            Disposition of Licensed Product on Hand Upon Termination

Article 15            Use of Names and Trademarks

Article 20            Indemnification

Article 24            Failure to Perform

Article 29            Secrecy

12.  TERMINATION BY THE REGENTS

If Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of default (“Notice of Default”) to Licensee. If Licensee fails to repair the default within sixty (60) days of the effective date of Notice of Default, then The Regents may terminate this Agreement and its licenses by a second written notice (“Notice of Termination”). If a Notice of Termination is sent to Licensee, then this Agreement will automatically terminate on the effective date of that notice. Such termination will not relieve Licensee of its obligation to pay any fees owing at the time of termination and will not impair any accrued right of The Regents. These notices are subject to Article 21 (Notices).

13.  TERMINATION BY LICENSEE

13.1  Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Regents’ Patent Rights by giving notice in writing to The Regents. Such notice of termination will be subject to Article 21 (Notices) and termination of this Agreement will be effective sixty (60) days from the effective date of such notice.

13.2  Any termination under the above Paragraph 13.1 does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

14.  DISPOSITION OF LICENSED PRODUCT ON HAND UPON TERMINATION

Upon termination of this Agreement, Licensee is entitled to dispose of all previously made or partially made Licensed Product, but no more, within a period of one hundred and twenty (120) days provided that the sale of Licensed Product is subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of royalties required under this Agreement.

15.  USE OF NAMES AND TRADEMARKS

15.1  Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California is prohibited.

15.2  The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents shall give notice of the confidential nature and shall request that the recipient does not disclose such terms and conditions to others. If a third party inquires whether a license to Regents’ Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Life of Patent Exclusive Grant) to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, except where The Regents is required to release information under either the California Public Records Act, a governmental audit requirement or other applicable law.

16.  LIMITED WARRANTY

16.1  The Regents warrants to Licensee that it has the lawful right to grant this license.

16.2  This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT LICENSED PRODUCT OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

16.3  IN NO EVENT MAY THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCT.

16.4  This Agreement does not:

16.4.1  express or imply a warranty or representation as to the validity or scope of any of Regents’ Patent Rights;

16.4.2  express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

16.4.3  obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 19 (Patent Infringement);

16.4.4  confer by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents’ Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Regents’ Patent Rights; or

16.4.5  obligate The Regents to furnish any know-how not provided in Regents’ Patent Rights.

17.  PATENT PROSECUTION AND MAINTENANCE

17.1  As long as Licensee has paid patent costs as provided for in this Article 17, The Regents shall diligently endeavor to prosecute and maintain the U.S. and foreign patents comprising Regents’ Patent Rights using counsel of its choice, and The Regents shall provide Licensee with copies of all relevant documentation so that Licensee may be informed of the continuing prosecution, and Licensee agrees to keep this documentation confidential. The Regents’ counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents.

17.2  The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by Licensee to protect the products contemplated to be sold under this Agreement.

17.3  Licensee shall apply for an extension of the term of any patent included within Regents’ Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law.  Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith.

17.4  If either party (in the case of The Regents, the Licensing Associate responsible for administration of this Agreement) receives notice pertaining to infringement or potential infringement of any issued patent included within Regents’ Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then that party shall notify the other party within ten (10) days after receipt of notice of infringement.

17.5  Licensee shall bear the costs of preparing, filing, prosecuting and maintaining all U.S. and foreign patent applications contemplated by this Agreement. Costs billed by The Regents’ counsel will be rebilled to Licensee and are due within thirty (30) days of rebilling by The Regents. These costs include patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement not paid by The Regents’ previous licensee, and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences or inventorship determinations. Prosecution costs billed before the full execution of this Agreement will be due within thirty (30) days of the execution of this Agreement.

17.6  Licensee may request The Regents to obtain patent protection on the Invention in foreign countries if available and if it so desires. Licensee shall notify The Regents of its decision to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm Licensee’s obligation to underwrite the costs thereof. The absence of such a notice from Licensee to The Regents will be considered an election not to obtain or maintain foreign rights.

17.7  Licensee’s obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months’ written notice to The Regents. The Regents will use its best efforts to curtail patent costs when a notice of termination is received from Licensee. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by The Regents as an election by Licensee not to maintain application(s) or patent(s).

17.8  The Regents may file, prosecute or maintain patent applications at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patent applications in accordance with this Article 17 and those applications and resultant patents will not be subject to this Agreement.

18.  PATENT MARKING

Licensee shall mark all Licensed Product made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

19.  PATENT INFRINGEMENT

19.1  If Licensee learns of the substantial infringement of any patent licensed under this Agreement, then Licensee shall call The Regents’ attention thereto in writing and provide The Regents with reasonable evidence of infringement. Neither party will notify a third party of the infringement of any of Regents’ Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate infringement without litigation.

19.2  Licensee may request that The Regents take legal action against the infringement of Regents’ Patent Rights. Such request must be in writing and must include reasonable evidence of infringement and damages to Licensee. If the infringing activity has not abated within ninety(90) days following the effective date of request, then The Regents has the right to:

19.2.1  commence suit on its own account; or

19.2.2  refuse to participate in the suit, and

19.2.3  The Regents shall give notice of its election in writing to Licensee by the end of the one-hundredth (100th) day after receiving notice of written request from Licensee. Licensee may thereafter bring suit for patent infringement at its own expense, if and only if The Regent elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. If, however, Licensee elects to bring suit in accordance with this Paragraph 19.2, then The Regents may thereafter join that suit at its own expense. Licensee agrees not to bring suit for patent infringement without following the procedures of this Paragraph 19.2, and both parties agree to be bound by the outcome of a suit for patent infringement through the pendency of such a suit under this Paragraph 19.2.

19.3  Legal action, as is decided on, will be at the expense of the party bringing suit and all damages recovered thereby will belong to the party bringing suit, but legal action brought jointly by The Regents and Licensee and fully participated in by both will be at the joint expense of the parties and all recoveries will be shared jointly by them in proportion to the share of expense paid by each party.

19.4  Each party shall cooperate with the other in litigation proceedings instituted hereunder, but at the expense of the party bringing suit. Litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee at The Regents expense.

20.  INDEMNIFICATION

20.1  Licensee shall indemnify, hold harmless and defend The Regents, its officers, employees and agents, the sponsors of the research that led to the Invention and the inventors of the patents and patent applications in Regents’ Patent Rights and their employers against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.

20.2  Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows or an equivalent program of self-insurance.

20.3  Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

-                                           Each Occurrence $1,000,000

-                                           Products/Completed Operations Aggregate $5,000,000

-                                           Personal and Advertising Injury $1,000,000

-                                           General Aggregate (commercial form only) $5,000,000

The coverage and limits referred to under the above do not in any way limit the liability of Licensee. Licensee shall furnish The Regents with certificates of insurance showing compliance with all requirements. Certificates must:

-                                           Provide for thirty (30) days’ advance written notice to The Regents of any modification.

-                                           Indicate that The Regents has been endorsed as an additional Insured under the coverage referred to under the above.

-                                           Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

20.4  The Regents shall notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 20 (Indemnification). Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article 20 (Indemnification).

21.  NOTICES

21.1  Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective:

21.1.1  on the date of delivery if delivered in person to the respective addresses given below or to another address as designated in writing by the party changing its prior address;

21.1.2  on the date of mailing if mailed by first-class certified mail, postage paid to the respective addresses given below or to another address as designated in writing by the party changing its prior address; or

21.1.3  on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice of payment, to the respective addresses given below or to another address as designated in writing by the party changing its prior address.

In the case of Licensee:	Osmotics Corporation
1670 Broadway, Suite 800
Denver, CO 80202
	Attention:	Carl Genberg
Vice President, Business Development

In the case of The Regents:	The Regents of the University of California
Office of Technology Transfer
1111 Franklin Street, 5th Floor
Oakland, CA 94607-5200
	Attention:	Executive Director
Research Administration and
Technology Transfer
	RE:	UC Case No. 91-261

22.  ASSIGNABILITY

This Agreement may be assigned by The Regents, but is personal to Licensee and assignable by Licensee only with the written consent of The Regents, which consent will not be unreasonably withheld.

23.  NO WAIVER

No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default. A suspension of duty under this Agreement due to force majeure shall not be for a period longer than one year.

24.  FAILURE TO PERFORM

If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

25.  GOVERNING LAWS

THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO WHICH PARTY DRAFTED PARTICULAR PROVISIONS OF THIS AGREEMENT, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application. Disputes between the parties regarding this Agreement will utilize only courts within California for disputes that go to court.

26.  PREFERENCE FOR U.S. INDUSTRY

Because this Agreement grants the exclusive right to use or sell the Invention in the U.S., Licensee agrees that any products sold in the U.S. embodying this Invention or produced through the use thereof will be manufactured substantially in the U.S.

27.  GOVERNMENT APPROVAL OR REGISTRATION

Licensee shall notify The Regents if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

28.  EXPORT CONTROL LAWS

Licensee shall observe all applicable U.S. and foreign laws with respect to the transfer of Licensed Product and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

29.  SECRECY

29.1  With regard to confidential information (“Data”), which can be oral or written or both, received from The Regents regarding this Invention, Licensee agrees:

29.1.1  not to use Data except for the sole purpose of performing under the terms of this Agreement;

29.1.2 to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

29.1.3  not to disclose Data to others (except to its employees, agents, consultants who are bound to Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except that Licensee is not prevented from using or disclosing any Data that:

29.1.3.1         Licensee can demonstrate by written records was previously known to it;

29.1.3.2         is now or becomes in the future, public knowledge other than through acts or omissions of Licensee; or

29.1.3.3         is lawfully obtained by Licensee from sources independent of the The Regents; and

29.1.4  that the secrecy obligations of Licensee with respect to Data will continue for a period ending five (5) years from the termination date of this Agreement.

3.0.  MISCELLANEOUS

30.1  The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

30.2  This Agreement is not binding on the parties until it has been signed below on behalf of each party. It Is then effective as of the Effective Date.

30.3  No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

30.4  This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

30.5  In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

30.6  None of the provisions of this Agreement is intended to create any form of joint venture between the parties, rights in third parties or rights that are enforceable by any third party.

30.7  This Agreement includes Attachments A-C.

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

OSMOTICS CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Carl Genberg	By:	/s/ Alan B. Bennett
(Signature)		(Signature)

Name:	CARL GENBERG	Name: Alan B. Bennett
(Please Print)

Title:	VP BUS. DEVELOPMENT	Title:	Executive Director
Research Administration and Technology Transfer

Date:	27 June 2000	Date:	June 13, 2000

		Approved as to legal form:		/s/ Edwin H. Baker	June 13, 2000
				Edwin H. Baker	Date
University Counsel
Office of General Counsel